Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC.

APPOINTS ELLEN A. RUDNICK AS LEAD INDEPENDENT DIRECTOR

CHICAGO, IL – May 22, 2020 – First Midwest Bancorp, Inc. today announced the appointment of Ellen A. Rudnick as Lead Independent Director. Ms. Rudnick succeeds J. Stephen Vanderwoude, who decided to retire as Lead Independent Director and who will continue to serve as a director of First Midwest and as a member of the Nominating and Corporate Governance and Enterprise Risk Committees.

“Since becoming a director in 2005, Ellen has always provided valuable strategic insight and important contributions to our board,” said Michael L. Scudder, Chairman and Chief Executive Officer of First Midwest. “Her extensive leadership, corporate governance and public company board experience, as well as her understanding of our company and our industry, made her an ideal choice to serve as Lead Independent Director.”

Mr. Scudder continued, “I also want to thank Steve Vanderwoude for his leadership as our first Lead Independent Director. I am pleased Steve will remain as a director so that we may continue to benefit from his knowledge, perspectives and collaborative approach.”

About First Midwest

First Midwest Bancorp, Inc. (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $20 billion of assets and an additional $11 billion of assets under management. First Midwest Bank, Park Bank and First Midwest’s other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin and across the Midwest. Visit First Midwest at www.firstmidwest.com.

CONTACTS:

Investors	Media
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
708.831.7231	708.831.7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631